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                                                                   Exhibit 10.15

March 8, 2000



Mr. Edward S. Pliner

Dear Edward:

It is my sincere pleasure to extend to you an offer for the position of Vice President, Controller reporting to me. Pending Raytheon Board of Directors approval, you will be elected a Vice President of the Raytheon Company. The offer, subject to the approval of the Management Development and Compensation Committee of the Board of Directors, has an annual base salary of $325,000 and consists of the following additional elements:

     . You will be eligible for the Results Based Incentive Program with a targeted incentive of 50% of base salary.

     . You will be authorized 25,000 shares of Raytheon stock options. These options will vest at one-third each year, over 3 years.

     . You will be eligible to participate in Raytheon's Long Term Achievement Program (LTAP) and will be granted stock options equivalent to a present value of 50% of your current base salary. See attached compensation program description sheet for LTAP explanation. Participation in this plan is subject to annual CEO review.

     .    An automobile allowance of $14,000.

     . Financial planning assistance: $10,000 first year and $7,500 thereafter.

     . Eligible for Executive Life insurance of 5X your annual base salary including basic life.

     .    Excess liability coverage of $5,000,000.

     .    Deferred compensation eligibility.

     .    First class domestic air travel.

     .    Twenty (20) days per year of Paid Time Off.

With respect to your pension, at the time of your retirement we will provide a pension equal to at least 40% of the average of the highest five out of the last ten years cash compensation (base and bonus), offset by social security or any other pension payments from your previous employers. In our pension calculations, we will include service from your prior employers.

Please correct PTO to reflect the above stated 20 days.


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Keith Peden  Vice President Human Resources